Exhibit 5.1
[JONES DAY LETTERHEAD]
December 29, 2008
Flowers Foods, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757
Ladies and Gentlemen:
     We have acted as counsel for Flowers Foods, Inc., a Georgia corporation (the “Company”), in connection with the registration pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) of deferred compensation obligations (the “Obligations”) and shares of common stock of the Company, par value $0.01 per share (the “Shares”), available for issuance pursuant to the Flowers Foods, Inc. 2005 Executive Deferred Compensation Plan, as amended and restated effective as of January 1, 2009 (the “Plan”). Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company.
     2. The provisions of the written Plan document comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), assuming that the employees who are eligible to participate in the Plan constitute a select group of management or highly compensated employees for purposes of ERISA.
     Our opinion set forth in paragraph 1 above is limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally; and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
     Our opinion expressed in paragraph 2 above applies only as to the form of the written Plan document. Accordingly, but without limiting the preceding sentence, we express no opinion as to whether the employees who are eligible to participate in the Plan constitute a select group of management or highly compensated employees or whether the Plan will be considered funded for purposes of ERISA, which are factual issues that depend upon the facts and circumstances in existence from time to time.
     The opinions expressed herein are limited to ERISA and the laws of the State of Georgia, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Obligations and the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day